FIRST AMENDMENT TO RIGHTS AGREEMENT


                  THIS AMENDMENT (this "Amendment"), dated as of July 19, 1998, to the Rights Agreement, dated as of February 1, 1996 (the "Rights Agreement"), by and between General Signal Corporation, a New York corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

                                    RECITALS

                  A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

                  B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

                  C. The Company proposes to enter into an Agreement and Plan of Merger, dated as of July 19, 1998 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among SPX Corporation ("Parent"), SAC Corp. ("Merger Sub") and the Company, with respect to a business combination of the Company and Parent (the "Merger").

                   D. The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will not (i) cause Parent, Merger Sub or any of their Affiliates and Associates to become an Acquiring Person or (ii) cause the occurrence of a Shares Acquisition Date or Distribution Date or otherwise cause such Rights to separate from the underlying Common Stock or give such holders the right to acquire securities of any party thereto.

                  E. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.


                                    AGREEMENT

                  NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

                  1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:

                           "; provided that neither SPX Corporation, a Delaware corporation ("SPX"), SAC Corp., a Delaware

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                           corporation and a wholly owned subsidiary of SPX
                           ("SPX Sub"), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of July 19, 1998, as may be amended from time to time, among SPX, SPX Sub and the Company (the "SPX Merger Agreement") or the consummation of the transactions contemplated thereby.


                  2. The Rights Agreement is hereby further modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:

                           "Section 35. Merger Agreement with SPX Corporation. Notwithstanding any other provision of this Rights Agreement, neither the approval, execution or delivery of the SPX Merger Agreement nor the consummation of the transactions contemplated thereby is or shall be deemed to be a Section 11(a)(ii) Event or Section 13 Event, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."


                  3. This Amendment shall be effective as of the date hereof; provided that if the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this Amendment shall be null and void.


                  4. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

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                  6. Terms not defined herein shall, unless the context
otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.



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                   IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:                                      GENERAL SIGNAL CORPORATION


By:  /s/ Janice A. Sullivan                    By:  /s/ Joanne L. Bober
   Name: Janice A. Sullivan                       Name: Joanne L. Bober
   Title:Assistant Secretary                     Title: Senior Vice President



Attest:                                      FIRST CHICAGO TRUST COMPANY OF
                                             NEW YORK


By:  /s/ David L. Cohn                         By:  /s/ Joanne Gorostiola
   Name: David L. Cohn                            Name: Joanne Gorostiola
   Title:Customer Service Officer                 Title:Assistant Vice President


















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